EXHIBIT 3.15


REF-F021231000366

                            CERTIFICATE OF AMENDMENT

                                       OF

                                   DATAMEG CORP.

            PURSUANT TO SECTION 805 OF THE BUSINESS CORPORATION LAW



FILED BY:       ANDREW BENSON
                20 PARK PLAZA #463
                BOSTON, MA  02116


TIME STAMP
021231000383
FILED DEC 31, 2002
TAX: $250
BY: OUL
New York State
Department of State
Division of Corporations, State Records
And Uniform Commercial Code
41 State Street
Albany, NY  12331

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 DATAMEG CORP.

               Under Section 805 of the Business Corporation Law


FIRST:  The name of the Corporation is: DataMeg Corp.

The name under which it was originally formed is:       The Viola Group, Inc.

SECOND: The date of filing of the certificate of incorporation with the Department of State is October 14, 1982.

THIRD:  The amendment effected by this certificate is as follows:

The first paragraph of the existing Article "Fourth", relating to the amount of authorized stock, is set forth to increase that the corporation is authorized to issue.

FOURTH: The aggregate number of shares which the corporation shall be increased from one-hundred and thirty million (130,000,000) to one hundred eighty five million (185,000,000) shares, of which one hundred seventy-five million (175,000,000) shares shall be common stock, par value, $.01 and ten million (10,000,000) shares shall be preferred stock, par value $.01.

FOURTH: The certificate of amendment was authorized by the vote of the board of directors followed by the consent of a majority of all outstanding shares entitled to vote thereon as permitted under Section 615 of the Business Corporation Law and as authorized by the company's certificate of incorporation.



/s/ Andrew Benson                               Andrew Benson, President
Signature                                       Name and Capacity of Signer